Exhibit 99.1

Company Contact:	Lisa Peterson / Chief Financial Officer
(214) 390-1831

Investor Relations:	Integrated Corporate Relations, Inc.
John Rouleau / Brendon Frey
(203) 682-8200

HEELYS, INC. REPORTS 2008 SECOND QUARTER FINANCIAL RESULTS

DALLAS, TX (August 7, 2008) – Heelys, Inc. (NASDAQ: HLYS) today reported the following financial results for the second quarter ended June 30, 2008.

Don Carroll Chief Executive Officer of Heelys, Inc. (the “Company”) commented, “Throughout the second quarter we executed several initiatives that we believe have helped stabilize both our business and market position as well as strengthened our organization. Strategically, we continued to work successfully with our account base to reduce the level of inventory on select merchandise in the channel while at the same time increase retail price points and margins on more recent product introductions.  We also introduced a new advertising campaign and more compelling merchandise in order to heighten awareness of our brand and demand for our products. Operationally, we enhanced our senior management team with several important hires and appointments. Financially, we witnessed sequential improvements in the areas of sales, gross margin and diluted earnings per share and ended the quarter with more than $96 million cash on our balance sheet and no debt.”

Sequential Quarterly Comparisons

Net sales for the second quarter of 2008 were $18.2 million compared to net sales of $13.1 million in the first quarter of 2008. Gross profit was $4.2 million, or 23.0% of net sales, compared to $2.8 million, or 21.5% of net sales for the first quarter of this year.  Total selling, general and administrative expenses were $5.4 million, or 29.5% of net sales, compared to $6.1 million, or 46.4% of net sales in the first quarter of 2008. The Company reported net loss for the quarter of $0.4 million, or ($0.01) per diluted share compared to net loss of $1.0 million, or ($0.04) per diluted share in the first quarter of this year.

Year-Over-Year Quarterly Comparisons

Net sales for the second quarter of 2008 were $18.2 million compared to net sales of $74.3 million in the corresponding period a year ago. Gross profit was $4.2 million, or 23.0% of net sales, compared to $26.3 million, or 35.4% of net sales for the second quarter of 2007.  Total selling, general and administrative expenses were $5.4 million, or 29.5% of net sales, compared to $7.2 million, or 9.7% of net sales in the second quarter of last year. The Company reported net loss for the quarter of $0.4 million, or ($0.01) per diluted share compared to net income of $12.8 million, or $0.45 per diluted share in the second quarter of 2007.

Mr. Carroll concluded, “We are pleased with the progress we are making towards improving our business. While there is still much work to be done and the current environment remains challenging, we are confident that we can build on our recent momentum and continue to drive sequential gains during the back half of this year. Our entire organization is focused on achieving our objectives and committed to returning long-term value to our shareholders.”

Conference Call Information

A conference call to discuss second quarter fiscal 2008 financial results is scheduled for today (August 7, 2008) at 5:00 PM Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by clicking http://investors.heelys.com/index.cfm or www.opencompany.info. To listen to the broadcast, your computer must have Windows Media Player installed.  If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

About Heelys, Inc.

Heelys, Inc. designs, markets and distributes innovative, action sports-inspired products under the HEELYS® brand targeted to the youth market.  The Company’s primary product, HEELYS-wheeled footwear, is patented dual purpose footwear that incorporates a stealth, removable wheel in the heel.  HEELYS-wheeled footwear allows the user to seamlessly transition from walking or running to skating by shifting weight to the heel.  Users can transform HEELYS-wheeled footwear into street footwear by removing the wheel.  HEELYS-wheeled footwear provides users with a unique combination of fun and style that differentiates it from other footwear and wheeled sports products.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of the Company are “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including in particular, statements regarding our guidance, outlook for future events, financial performance, customer demand, growth and profitability. In some cases, you can identify forward-looking statements by terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,”  “may,” “will,” “should,” “can,” the negatives thereof, variations thereon, similar expressions, or discussions of strategy.  All forward-looking statements are based upon management’s current expectations and various assumptions, but they are inherently uncertain, and the Company may not realize its expectations and the underlying assumptions may not prove correct.  The Company’s actual results and the timing of events could differ materially from those described in or implied by the forward-looking statements as a result of risks and uncertainties, including, without limitation, the fact that substantially all of the Company’s net sales are generated by one product, the Company may not be able to successfully introduce new product categories, the Company’s intellectual property may not restrict competing products that infringe on its patents from being sold, the Company’s dependence on independent manufacturers, continued changes in fashion trends and consumer preferences and general economic conditions, the outcome of lawsuits filed against the Company, which could have a material adverse effect on us, and additional factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors contained in the Company’s Annual Report on Form 10-K.  Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

HEELYS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands, except for per share data)

	Three-month period ended		Six-month period ended
	June 30,	June 30,	June 30,	June 30,
	2007	2008	2007	2008

Net sales	$74,310	$18,211	$123,738	$31,318
Cost of sales	47,983	14,016	79,935	24,299
Gross profit	26,327	4,195	43,803	7,019

Selling, general and administrative expenses	7,249	5,376	12,488	11,457
Income (loss) from operations	19,078	(1,181)	31,315	(4,438)

Other expense (income), net	(734)	(830)	(1,500)	(2,398)
Income (loss) before income taxes	19,812	(351)	32,815	(2,040)

Income tax expense (benefit)	7,054	43	11,606	(599)

Net income (loss)	$12,758	$(394)	$21,209	$(1,441)

Net income (loss) per share:
Basic	$0.47	$(0.01)	$0.78	$(0.05)
Diluted	$0.45	$(0.01)	$0.75	$(0.05)

Weighted-average shares:
Basic	27,055	27,193	27,050	27,134
Diluted	28,328	27,193	28,338	27,134

HEELYS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

Assets	December 31, 2007	June 30, 2008

Current Assets:
Cash and cash equivalents	$98,771	$96,764
Accounts receivable, net of allowances	5,577	8,204
Inventories	14,969	19,202
Prepaid and other current assets	1,439	1,139
Income taxes receivable	2,216	4,583
Deferred income tax benefits	2,382	682
Total current assets	125,354	130,574

Property and Equipment, net of accumulated depreciation	923	1,074

Patents and Trademarks, net of accumulated amortization	359	317

Intangibles, net of accumulated amortization	—	1,386

Goodwill	—	2,256

Deferred Income Tax Benefits, net of valuation allowance	595	759

Total Assets	$127,231	$136,366

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$306	$8,179
Accrued expenses	7,966	8,442
Income taxes payable	884	254
Total current liabilities	9,156	16,875

Other long term liabilities	—	1,657

Stockholders’ Equity:
Common stock	27	27
Additional paid-in capital	61,783	62,983
Retained earnings	56,265	54,824
Accumulated other comprehensive income	—	—
Total stockholders’ equity	118,075	117,834

Total Liabilities and Stockholders’ Equity	$127,231	$136,366